                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1



                            SIMMONS BEDDING COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                PREDECESSOR
                       -------------------------------------------------------------
                        FOR THE     FOR THE     FOR THE     FOR THE
                         YEAR        YEAR        YEAR        YEAR       PERIOD FROM
                         ENDED       ENDED       ENDED       ENDED     DEC. 29, 2002
                       DEC. 25,    DEC. 30,    DEC. 29,    DEC. 28,       THROUGH
                         1999        2000        2001        2002      DEC. 19, 2003
                       ---------   ---------   ---------   ---------   -------------
                                          (Dollars in thousands)
Pre-tax income (loss)
  from operations....  $(12,363)   $(23,355)   $(17,783)   $ 10,285      $(42,941)
Fixed charges:
Interest expense and
  amortization of
  debt discount and
  financing costs....    38,418      40,586      39,971      32,193        45,289
Rentals - 13%(1).....     1,820       2,002       2,281       2,696         3,911
                       --------    --------    --------    --------      --------
Total fixed
  charges............    40,238      42,588      42,252      34,889        49,200
                       --------    --------    --------    --------      --------
Earnings before
  income taxes and
  fixed charges......  $ 27,875    $ 19,233    $ 24,469    $ 45,174      $  6,259
                       --------    --------    --------    --------      --------
Ratio of earnings to
  fixed charges(2)...       .69x        .45x        .58x       1.29x          .13x
                       --------    --------    --------    --------      --------

                         SUCCESSOR
                       -------------   --------------   --------------
                        PERIOD FROM       FOR THE           FOR THE
                       DEC. 20, 2003     SIX MONTHS       SIX MONTHS
                          THROUGH          ENDED             ENDED
                       DEC. 27, 2003   JUNE 28, 2003    JUNE 28, 2004
                       -------------   --------------   --------------
                                   (Dollars in thousands)
Pre-tax income (loss)
  from operations....   $   (8,017)       $ 18,328        $   15,505
Fixed charges:
Interest expense and
  amortization of
  debt discount and
  financing costs....        4,665          14,274            22,056
Rentals - 13%(1).....           88           2,106             2,134
                        ----------        --------        ----------
Total fixed
  charges............        4,753          16,380            24,190
                        ----------        --------        ----------
Earnings before
  income taxes and
  fixed charges......   $   (3,264)       $ 34,708        $   39,695
                        ----------        --------        ----------
Ratio of earnings to
  fixed charges(2)...            A            2.12x             1.64x
                        ----------        --------        ----------

(1) The percent of rent included in the calculation is a reasonable approximation of the interest factor in the Company's operating leases.

(1) Earnings were insufficient to cover fixed charges in 1999, 2000, 2001 and Predecessor '03 by $12.4 million, $23.4 million, $17.8 million and $42.9 million, respectively.

A- In successor period 2003 the company's earnings were insufficient to cover fixed charges. We would need an amount equal to $8.1 million to cover this deficiency.